UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

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Crown Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

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Crown Holdings, Inc.
One Crown Way
Philadelphia, Pennsylvania 19154
________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
2010

________________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CROWN HOLDINGS, INC. (the “Company”) will be held at the Company’s office located at One Crown Way, Philadelphia, Pennsylvania on the 28th day of April 2010 at 9:30 a.m. to elect Directors; to ratify the appointment of independent auditors for the fiscal year ending December 31, 2010; and to transact such other business as may properly come before the Annual Meeting.

Only Shareholders of Common Stock of record as of the close of business on March 9, 2010 will be entitled to vote.

By Order of the Board of Directors

WILLIAM T. GALLAGHER
Senior Vice President, Secretary
& General Counsel

Philadelphia, Pennsylvania
March 22, 2010

WE CORDIALLY INVITE YOU AND HOPE THAT YOU WILL ATTEND THE
MEETING IN PERSON, BUT, IF YOU ARE UNABLE TO ATTEND,
THE BOARD OF DIRECTORS REQUESTS THAT YOU SIGN THE PROXY
AND RETURN IT, WITHOUT DELAY, IN THE ENCLOSED ENVELOPE
OR REGISTER YOUR VOTE BY TELEPHONE OR THROUGH THE
INTERNET AS DESCRIBED ON THE PROXY CARD.

Please note that New York Stock Exchange rules have changed.  A broker may not vote your shares nominally held in such broker’s name with respect to election of Directors if you have not specifically instructed your broker how to vote.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on April 28, 2010:

The Proxy Statement and Proxy Card relating to the Annual Meeting of Shareholders and Annual Report to Shareholders are available at http://investors.crowncork.com/phoenix.zhtml?c=85121&p=proxy

(THIS PAGE INTENTIONALLY LEFT BLANK)

Crown Holdings, Inc.

One Crown Way
Philadelphia, Pennsylvania 19154
________________________

PROXY STATEMENT - MEETING, April 28, 2010

TO ALL SHAREHOLDERS:

The accompanying Proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on April 28, 2010, and, if properly executed, shares represented thereby will be voted by the named Proxies at such Annual Meeting.  The cost of soliciting Proxies will be borne by the Company.  The Company has engaged D.F. King & Co., Inc. to assist in the solicitation of Proxies for a fee of $9,500 plus reimbursement for out-of-pocket expenses and certain additional fees for services rendered in connection with such solicitation.  Certain Officers and employees of the Company may also solicit Proxies by mail, telephone, facsimile or in person without any extra compensation.  Any Shareholder giving a Proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by executing and delivering a later-dated Proxy or by voting in person at the Annual Meeting.

The persons named as Proxies were selected by the Board of Directors of the Company, and all are Officers of the Company.

The Annual Report for the year ended December 31, 2009, containing audited financial statements, is being mailed to Shareholders contemporaneously with this Proxy Statement and accompanying Proxy, i.e., on or about March 22, 2010.

On March 1, 2010, there were 161,819,266 outstanding shares of Common Stock, par value $5.00 per share (“Common Stock”).

Shareholders of Common Stock of record as of March 9, 2010 are entitled to vote at the Annual Meeting.  Each share of Common Stock is entitled to one vote.  Shareholders may be represented by Proxy at the Annual Meeting by completing and returning the Proxy or voting by telephone or through the Internet.  The presence, in person or by Proxy, of Shareholders entitled to cast a majority of votes will be necessary to constitute a quorum for the transaction of business.  Proxies solicited herein will be voted, and if the person solicited specifies by means of the ballot provided in the Proxy a choice with respect to matters to be acted upon, the shares will be voted in accordance with such specification.  Votes withheld from Director nominees, abstentions and broker non-votes will be counted in determining the presence of a quorum.  Under Pennsylvania law and the Company’s By-Laws, votes withheld from Director nominees, abstentions and broker non-votes are not considered to be “votes” and, therefore, will not be given effect either as affirmative or negative votes.  Directors are elected by plurality vote.  Other matters are determined by a majority of the votes cast.

ELECTION OF DIRECTORS

The persons named in the Proxy shall vote the shares for the nominees listed below, all of whom are now Directors of the Company, to serve as Directors for the ensuing year or until their successors shall be elected.  None of the persons named as a nominee for Director has indicated that he or she will be unable or will decline to serve.  In the event that any of the nominees are unable or decline to serve, which the Nominating and Corporate Governance Committee of the Board of Directors does not believe will happen, the persons named in the Proxy will vote for the remaining nominees and others who may be selected by the Board of Directors.

The Board of Directors currently consists of 10 Directors.  The By-Laws of the Company provide for a Board of Directors consisting of between 10 and 18 Directors, as determined by the Board of Directors.  The Board of Directors has currently fixed the number of Directors at 10.  It is intended that the Proxies will be voted for the election of the 10 nominees named below as Directors, and no more than 10 will be nominated by the Company.

The names of the nominees and information concerning them and their associations as of March 1, 2010, as furnished by the nominees, follow.  The principal occupations and the directorships stated below include the nominees’ occupations and directorships with any U.S. publicly-traded companies or registered investment companies during at least the last five years.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
VOTE FOR ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

(a) Member of the Executive Committee	(c) Member of the Compensation Committee
(b) Member of the Audit Committee	(d) Member of the Nominating and Corporate Governance Committee

___________________________________________

Name	Age	Principal Occupation	Year Became Director

Jenne K. Britell, Ph.D. (b)	67	Senior Managing Director of Brock Capital Group LLC; former Chief Executive Officer of Structured Ventures and former Executive Officer of several General Electric financial services companies; Chairman and Director of United Rentals; also a Director of Quest Diagnostics and U.S.-Russia Investment Fund and a former Director of West Pharmaceutical Services, Lincoln National Corporation and Aames Investment Corporation	2000

John W. Conway (a)	64	Chairman of the Board, President and Chief Executive Officer of the Company; also a Director of PPL Corporation	1997

Name	Age	Principal Occupation	Year Became Director

Arnold W. Donald (c)	55	Chair of Missouri Botanical Garden’s Board of Trustees; former President and Chief Executive Officer of the Juvenile Diabetes Research Foundation International and former Chairman and Chief Executive Officer of Merisant Company; also a Director of Carnival Corporation, The Laclede Group and Oil-Dri Corporation of America and a former Director of The Scotts Company, Russell Corporation and Belden	1999

William G. Little (b), (d)	67	Former Chairman and Chief Executive Officer of West Pharmaceutical Services; also a former Director of Constar International	2003

Hans J. Löliger (c), (d)	67	Vice Chairman of Winter Group; former Chief Executive Officer of SICPA Group; also a Director of Bühler Holding, Franke Holding and Fritz Meyer Holding	2001

Thomas A. Ralph (a), (b), (d)	69	Retired Partner, Dechert LLP	1998

Hugues du Rouret (b)	71	Chairman of Automobile Club de France Management Company; Chairman of the European School of Management; Executive Vice President International of the Chamber of Commerce and Industry of Paris; former Chairman and Chief Executive Officer of Shell France; also a Director of Banque Saint-Olive, CF Partners, CX Participations and Saxlingham Europe Fund Ltd	2001

Alan W. Rutherford (a)	66	Retired Vice Chairman of the Board, Executive Vice President and Chief Financial Officer of the Company	1991

Jim L. Turner (c)	64	Principal of JLT Beverages LP; former Chairman, President and Chief Executive Officer of Dr Pepper/Seven Up Bottling Group; also a Director of Dean Foods	2005

William S. Urkiel (b)	64	Former Senior Vice President and Chief Financial Officer of IKON Office Solutions; also a Director of Suntron Corporation	2004

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board of Directors and recommending to the Board individuals as Director nominees.  The Nominating and Corporate Governance Committee assesses each potential nominee’s overall mix of experiences, qualifications and skills as well as each potential nominee’s ability to contribute to the Board.  For a description of the identifying and evaluating procedures of the Nominating and Corporate Governance Committee, see “Corporate Governance – Nominating and Corporate Governance Committee.”

The Board believes that each of the nominees listed above has the sound character, integrity, judgment and record of achievement necessary to be a member of the Board.  In addition, each of the nominees has exhibited during his or her prior service as a Director the ability to operate cohesively with the other members of the Board and to challenge and question management in a constructive way.  Moreover, the Board believes that each nominee brings a strong and unique background and skill set to the Board, giving the Board as a whole competence and experience in diverse areas, including corporate governance and board service, finance, management, the packaging industry, the beverage and food industries, manufacturing and international business.  The Board believes that the following specific experiences, qualifications and skills, together with the aforementioned attributes, qualify each of the nominees listed above to serve as a Director.

Dr. Britell brings to the Board a comprehensive understanding of U.S. and foreign business and regulatory matters gained through her experience as an executive officer of multi-national financial services companies and the chief executive officer of a private company advising private equity and venture capital firms and other financial institutions.  Dr. Britell’s experience in finance also qualifies her as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations, and she chairs the Audit Committee of the Board.  In addition, Dr. Britell chairs the board of another public company traded on the New York Stock Exchange (the “NYSE”) and serves or has recently served on the boards of directors and audit committees of a number of other publicly-traded companies.

Mr. Conway has served as the Chairman of the Board and the Chief Executive Officer of the Company for over nine years, as a member of the Board since 1997 and in other positions, both domestic and international, with the Company and its predecessors for over 35 years.  He gives the Board seasoned leadership and an in-depth knowledge of the Company and its business.  Mr. Conway also serves as a director of another publicly-traded company.

Mr. Donald brings to the Board leadership and other executive skills and a deep understanding of the food industry from his experience as chairman and chief executive officer of a food industry company.  He also served as the president and chief executive officer of one of the largest charitable funders of diabetes research in the world.  In addition, Mr. Donald has broad experience in corporate governance as a director, past and present, of a number of other NYSE-listed companies in various industries.

Mr. Little brings to the Board a deep knowledge of the global packaging business.  Mr. Little gained extensive international experience as the chairman and chief executive officer for over 12 years of a NYSE-listed, multi-national pharmaceutical packaging company.  Mr. Little also has an extensive knowledge of finance and accounting from his executive experience and serves as a member of the Audit Committee of the Board.  He formerly served on the board of another publicly-traded packaging company.

Mr. Löliger’s experience as president of a global packaging company and chief executive officer of a global provider of security inks and integrated security solutions brings to the Board a seasoned and deep understanding of global business and positioning.  Mr. Löliger, a European national, serves as vice chairman and director of several non-U.S. companies, giving the Board and the Nominating and Corporate Governance Committee a distinct viewpoint on corporate governance.

Mr. Ralph has an extensive and broad background in legal and corporate governance matters.  He served as a partner, both in the United States and in Europe, of an international law firm for over 30 years, where his practice encompassed a broad range of international and domestic corporate matters, including acquisitions, divestitures, corporate finance and securities.  Mr. Ralph brings to his position as chairperson of the Nominating and Corporate Governance Committee and Presiding Director of the Board a wide-ranging understanding of corporate governance.  Mr. Ralph also has significant finance and accounting experience and serves on the Audit Committee of the Board.

Mr. du Rouret’s experience as chairman and chief executive officer of a European division of an international group of energy and petrochemicals companies gives the Board a veteran understanding of a global operations structure similar to that of the Company.  His management and business skills are also evidenced by his position as Chairman of the European School of Management, and he serves on the Audit Committee of the Board.  Like Mr. Löliger, Mr. du Rouret is a European national and is a director of several European companies, and he has extensive knowledge of European business and markets.

Mr. Rutherford served as the Vice Chairman of the Board and Chief Financial Officer of the Company and in other positions, both domestic and international, with the Company for over 35 years until his retirement in 2009, and he has served as a Director since 1991.  Mr. Rutherford brings to the Board a comprehensive understanding of the Company and its business and finances, as well as significant knowledge of the U.S. and foreign capital markets.

Mr. Turner’s extensive experience in the soft drink industry, and in particular his experience as owner and chief executive officer of the largest independent soft drink bottler in the United States, gives the Board deep insight into the industry of many of the Company’s significant customers as well as overall industry knowledge of finance and mergers and acquisitions.  Mr. Turner also serves as a director of a NYSE-listed food and beverage company.

Mr. Urkiel’s experience as chief financial officer of a NYSE-listed provider of innovative document management systems and services brings to the Board both leadership skills and comprehensive knowledge of accounting, finance and corporate governance matters.  Mr. Urkiel’s accounting and finance experience are utilized in part by his service on the Audit Committee of the Board.  Mr. Urkiel also serves as director of a private electronics manufacturing company.

Eight of the ten nominees for re-election named above have been determined by the Board to be independent under the listing standards of the NYSE and the Company’s By-Laws.  See “Corporate Governance – Director Independence.”  The Nominating and Corporate Governance Committee believes that all ten nominees are independent of the influence of any particular Shareholder or group of Shareholders whose interests may diverge from the interests of the Company’s Shareholders as a whole.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of March 1, 2010, the number of shares of Common Stock beneficially owned by each person or group that is known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock.

Name and Address	Amount of Common Stock of the Company Owned Beneficially, Directly or Indirectly	Percentage of Outstanding Shares (1)

BlackRock, Inc. and its affiliates (2) 40 East 52nd Street New York, NY 10022	9,496,770	5.9%

Iridian Asset Management LLC and its affiliates (3) 276 Post Road West Westport, Connecticut 06880	9,233,805	5.7%

________________________________

(1)	Percentages are derived based upon 161,819,266 shares of Common Stock outstanding as of March 1, 2010.

(2)
Based on the Schedule 13G filed on January 29, 2010 with the SEC, BlackRock, Inc. and its affiliates identified in such Schedule 13G have beneficial ownership of such shares of the Company’s Common Stock.

(3)
Based on Amendment No. 3 to the Schedule 13G filed on January 28, 2010 with the SEC, Iridian Asset Management LLC (“Iridian”) has beneficial ownership of such shares of the Company’s Common Stock in the accounts for which it serves as the investment adviser under its investment management agreements.  David L. Cohen and Harold J. Levy may be deemed to possess beneficial ownership of the shares of the Company’s Common Stock beneficially owned by Iridian by virtue of their indirect controlling ownership of Iridian and of their having the power to vote and direct the disposition of shares of the Company’s Common Stock as joint Chief Investment Officers of Iridian.  Messrs. Cohen and Levy disclaim beneficial ownership of such shares.  Iridian is majority owned by Arovid Associates LLC, a Delaware limited liability company owned and controlled by the following: 12.5% by Mr. Cohen, 12.5% by Mr. Levy, 37.5% by LLMD LLC, a Delaware limited liability company, and 37.5% by ALHERO LLC, a Delaware limited liability company.  LLMD LLC is owned 1% by Mr. Cohen and 99% by a family trust controlled by Mr. Cohen.  ALHERO LLC is owned 1% by Mr. Levy and 99% by a family trust controlled by Mr. Levy.  The principal business address of Messrs. Cohen and Levy is 276 Post Road West, Westport, CT 06880.

     The following table shows, as of March 1, 2010, the number of shares of Common Stock beneficially owned by each Director; the Company’s Chief Executive Officer, Chief Financial Officer and the three other Executive Officers who were the highest paid during 2009; and all Directors and Executive Officers as a group.  The Directors and Executive Officers of the Company have sole voting and investment power with respect to the securities of the Company listed in the table below.

	Amount of Common Stock of the Company	Percentage of
Name	Owned Beneficially, Directly or Indirectly	Outstanding Shares (1)

Jenne Britell	56,993	*
John Conway(2)(3)	2,291,240	1.4%
Timothy Donahue (3) (4)	331,356	*
Arnold Donald (5)	67,010	*
Christopher Homfray (6)	198,728	*
William Little	28,884	*
Hans Löliger	55,478	*
Raymond McGowan (7)	128,038	*
Thomas Ralph	56,710	*
Hugues du Rouret	44,987	*
Alan Rutherford	258,032	*
Jozef Salaerts (8)	76,415	*
Jim Turner	55,098	*
William Urkiel	20,317	*
Directors and Executive
Officers as a Group of 16 (9)	3,827,942	2.4%

__________________________

* Less than 1%

(1)	Percentages are derived based upon 161,819,266 shares of Common Stock outstanding as of March 1, 2010.
(2)	Includes 904,848 shares of Common Stock subject to presently exercisable options held by Mr. Conway.
(3)
Excludes 3,000,000 shares of Common Stock held in the Crown Cork & Seal Company, Inc. Master Retirement Trust on behalf of various Company pension plans (the “Trust Shares”).  Messrs. Conway and Donahue are each members of the Benefits Plan Investment Committee of the trust, which has sole voting and dispositive power with respect to the Trust Shares, but disclaim beneficial ownership of the Trust Shares.

(4)	Includes 150,000 shares of Common Stock subject to presently exercisable options held by Mr. Donahue.
(5)
Includes 36,026 shares of Common Stock held in a revocable family trust, of which Mr. Donald is trustee, and 5,300 shares of Common Stock pledged by Mr. Donald as security for a loan from a third-party.

(6)	Includes 45,000 shares of Common Stock subject to presently exercisable options held by Mr. Homfray.
(7)	Includes 27,500 shares of Common Stock subject to presently exercisable options held by Mr. McGowan.
(8)	Includes 26,000 shares of Common Stock subject to presently exercisable options held by Mr. Salaerts.
(9)	Includes 1,310,598 shares of Common Stock subject to presently exercisable options held by certain Directors and Executive Officers.

CORPORATE GOVERNANCE

Meetings of the Board of Directors.   In 2009, there were five meetings of the Board of Directors.  Each incumbent Director of the Company attended at least 75% of the aggregate meetings held by the Board of Directors and by the Committees on which he or she served.

Attendance at the Annual Meeting.  Under the Company’s Corporate Governance Guidelines, members of the Board of Directors are expected to attend the Company’s Annual Meeting of Shareholders.   In 2009, each of the Directors serving on the Board at the time attended the Annual Meeting of Shareholders.

Director Independence.  The Board of Directors has determined that Jenne Britell, Arnold Donald, William Little, Hans Löliger, Thomas Ralph, Hugues du Rouret, Jim Turner and William Urkiel are independent under the listing standards of the NYSE and the Company’s By-Laws.  The Board made this determination based on the absence of any of the express disqualifying criteria set forth in the listing standards and in compliance with the Company’s By-Laws, which require that a majority of the Board nominees be Independent Directors.  A Director is an “Independent Director” under the Company’s By-Laws if the Director: (1) is not and has not been employed by the Company or any of its subsidiaries in an executive capacity within the five years immediately prior to such person’s nomination; (2) is not (and is not affiliated with a company or a firm that is) a regular advisor or consultant, for compensation, to the Company or any of its subsidiaries; (3) is not affiliated with a regular and significant customer or supplier of the Company or any of its subsidiaries; (4) does not have a personal services contract with the Company or any of its subsidiaries; (5) is not affiliated with a tax-exempt entity that receives significant contributions from the Company or any of its subsidiaries; and (6) is not a spouse, parent, sibling or child of any person described in (1) through (5), above.

In making the foregoing determinations, the Board of Directors considered the following transactions with third parties and the Directors’ affiliations with such parties.  For Dr. Britell and Mr. Little, directors of Fox Chase Cancer Center – a charitable contribution by the Company.  For Dr. Britell, Chairman of United Rentals – ordinary course of business equipment rentals at various Company plants and, also for Dr. Britell, a director of Quest Diagnostics – routine Company employee medical testing.  For Mr. Donald, a director of The Laclede Group – ordinary course of business purchase of gas for a Company facility.  None of these transactions fell within the NYSE listing standards disqualifying criteria or the Company’s disqualifying By-Laws criteria.

Of the remaining Directors, John Conway is a current Executive Officer of the Company, and Mr. Rutherford retired as an Executive Officer of the Company in March 2009, and therefore they are not independent.

Board Leadership and Risk Oversight.  Mr. Conway serves as both Chairman of the Board and President and Chief Executive Officer of the Company, and Mr. Ralph, as the Chairperson of the Nominating and Corporate Governance Committee, serves as the Presiding Director of the Board and presides over meetings of the executive sessions of the non-management Directors.

The Board has carefully considered its leadership structure and believes that the Company and its Shareholders are best served by having Mr. Conway serve as both Chairman of the Board of Directors and President and Chief Executive Officer because of the unified leadership and direction this structure gives the Board as well as its Executive Officers.  This structure is tailored to present a single, clear focus for the execution of the Company’s strategic initiatives and business plans.  In addition, because Mr. Conway manages the day-to-day operations of the Company and is responsible for executing the Company’s business strategy, the Board believes it is most functional and efficient that Mr. Conway presides at the meetings of the Board.  Moreover, the Board believes that its other structural features, including eight independent Directors and nine non-management Directors on a Board consisting of ten Directors, regular meetings of non-management Directors in executive session, key committees consisting wholly of independent Directors and an independent Presiding Director, provide for substantial independent oversight of the Company’s management.

The Board is responsible for providing oversight of the Company’s Executive Officers’ responsibilities to assess and manage the Company’s risk, including its credit risk, liquidity risk, reputational risk and risk from adverse fluctuations in foreign exchange and interest rates and commodity prices.  The Board periodically consults with the Executive Officers regarding the Company’s risks.  In addition, the Audit Committee periodically reviews with management, internal audit and independent auditors the adequacy and effectiveness of the Company’s policies for assessing and managing risk.

Director Compensation.  Directors who are also employees of the Company receive no additional compensation for services as Directors.  Directors who are not employees of the Company receive cash base Director’s fees, annual grants of Company Common Stock and cash Committee fees and attendance fees.  Cash base Director’s fees are $70,000 annually, and cash meeting attendance fees are $1,500 per Board meeting.  Annual grants of Company Common Stock consist of $100,000 of Company Common Stock under the Stock Compensation Plan for Non-Employee Directors.  Cash Committee fees are as follows:  for the Audit Committee, $15,000 annually for the Chairperson and $10,000 annually for the other members; for other Committees, $10,000 annually for the Chairperson and $7,000 annually for the other members; for the Chairperson of the Nominating and Corporate Governance Committee, an additional $10,000 annually for service as Presiding Director; and for all Committee members, an attendance fee of $1,500 per Committee meeting.  Directors do not receive any additional fees for their service on the Executive Committee.  Directors may defer receipt of all, or any part, of their Director compensation.

Director Stock Ownership.  Under the Company’s Corporate Governance Guidelines, after four years of service on the Board of Directors, Non-Employee Directors are expected to hold Company Common Stock having a market value of at least five times the cash base Director’s fees.  As of March 1, 2010, each Director satisfied these Guidelines.

Audit Committee.  In 2009, the Audit Committee had nine meetings.  The Audit Committee provides assistance to the Board of Directors in discharging its responsibilities in connection with the oversight of the financial accounting practices and internal controls of the Company and represents the Board of Directors in connection with the services rendered by the Company’s independent auditors.  The current members of the Audit Committee are Dr. Britell and Messrs. Little, Ralph, du Rouret and Urkiel.  Dr. Britell serves as Chairperson of the Audit Committee.  The Board of Directors has determined that the Directors who serve on the Audit Committee are all independent under the listing standards of the NYSE and the Company’s By-Laws and that Dr. Britell is an “audit committee financial expert” within the meaning of SEC regulations.  The Board of Directors has adopted a written Audit Committee Charter.

Compensation Committee.  In 2009, the Compensation Committee had five meetings.  The Compensation Committee is responsible for the review of the executive compensation program.  The current members of the Compensation Committee are Messrs. Donald, Löliger and Turner, each of whom is independent under the listing standards of the NYSE and the Company’s By-Laws.  Mr. Löliger serves as Chairperson of the Compensation Committee.  The Board of Directors has adopted a written Compensation Committee Charter.  For further discussion regarding the Compensation Committee’s processes and procedures for the consideration of executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee.  There were two meetings of the Nominating and Corporate Governance Committee in 2009.  The current members of the Nominating and Corporate Governance Committee are Messrs. Little, Löliger and Ralph, each of whom is independent under the listing standards of the NYSE and the Company’s By-Laws.  Mr. Ralph serves as Chairperson of the Nominating and Corporate Governance Committee.  The Board of Directors has adopted a written Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board of Directors and recommending to the Board individuals as Director nominees.  The Committee also oversees the annual self-evaluation of the Board of Directors and its Committees and the annual evaluation of management by the Board of Directors, makes recommendations to the Board of Directors regarding the membership of Committees of the Board of Directors and performs other corporate governance functions.  Consistent with the Company’s Corporate Governance Guidelines, the Committee seeks nominees committed to upholding the highest standards of personal and professional integrity and representing the interests of all Shareholders, not particular Shareholder constituencies.  The Committee identifies nominees for Director by first evaluating the current members of the Board willing to continue in service.  In addition, the Committee regularly assesses the appropriate size of the Board, whether any vacancies on the Board are expected because of retirement or otherwise and whether the Board needs Directors with particular skills or experience.  To identify and evaluate potential candidates for the Board, the Committee solicits ideas for possible nominees from a number of sources, which may include current Board members, senior-level Company executives and professional search firms.  The Committee will also consider candidates properly submitted by Company Shareholders.  Candidates for the Board are evaluated through a process that may include background and reference checks, personal interviews with members of the Committee and a review of the candidate’s qualifications and other relevant characteristics.  The same identifying and evaluating procedures apply to all candidates for Director, whether submitted by Shareholders or otherwise.  While the Nominating and Corporate Governance Committee does not have a written policy with regard to the consideration of diversity in identifying Director nominees, the Nominating and Corporate Governance Committee and the Board desire to maintain the Board’s diversity and consider factors such as nationality, race and gender as well as professional backgrounds and geographic and industry experiences.  The Nominating and Corporate Governance Committee does not intend to nominate representational Directors but instead considers diversity given the characteristics of the Board in its entirety.

Shareholders who wish to suggest qualified candidates may write, via Certified Mail-Return Receipt Requested, to the Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154, stating in detail the qualifications of the persons they recommend.   Shareholders must include a letter from each person recommended affirming that he or she agrees to serve as a Director of the Company if elected by Shareholders.  However, through its own resources, the Committee expects to be able to identify an ample number of qualified candidates.  See “Proposals of Shareholders” for information on bringing nominations for the Board of Directors at the 2011 Annual Meeting.

Executive Sessions.  Pursuant to the Company’s Corporate Governance Guidelines, the non-management Directors of the Company meet periodically at regularly scheduled executive sessions without management Directors.  The Chairperson of the Nominating and Corporate Governance Committee serves as the Presiding Director at such meetings.

Communications with the Board of Directors.  Shareholders and other interested parties who wish to send communications on any topic to the Presiding Director, the non-management Directors or the Board as a whole may do so by writing to the Chairperson of the Nominating and Corporate Governance Committee, c/o Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154.  Communications will be forwarded to the Directors if they relate to substantive matters and include information, suggestions or comments that the Chairperson of the Nominating and Corporate Governance Committee, with the assistance of the Corporate Secretary, deems appropriate for consideration by the Directors.

Code of Business Conduct and Ethics.  The Company has a Code of Business Conduct and Ethics that applies to all Directors and employees.  The Code of Business Conduct and Ethics is available on the Company’s website at http://investors.crowncork.com/.  The Company intends to disclose amendments to, and waivers of, the Code of Business Conduct and Ethics on the Company’s website.

Transactions with Related Persons.  The Nominating and Corporate Governance Committee is charged with reviewing and approving or ratifying all transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (“Regulation S-K”).  The Company policy relating to related party transactions is included in the Company’s Corporate Governance Guidelines.

Company Website.  The Company’s Corporate Governance Guidelines and the Charters of the Audit, Compensation, and Nominating and Corporate Governance Committees are available on the Company’s website at http://investors.crowncork.com/.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction.  This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions which resulted in the compensation provided for 2009 to the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the other three Executive Officers who were the highest paid during 2009 (collectively, the “Named Executive Officers” or “NEOs”).  The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance.  The Company specifically cautions investors not to apply these statements to other contexts.

Compensation Committee.  The Compensation Committee (the “Committee”) of the Board of Directors is composed of three non-employee Directors, all of whom are independent under the NYSE listing standards and the Company’s By-Laws.  The current Committee members are Hans Löliger (Chairperson), Arnold Donald and Jim Turner.  The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation.  To implement this philosophy, the Committee oversees the establishment and administration of the Company’s executive compensation program.  The Committee operates under a written charter adopted by the Board of Directors.  A copy of this charter is available on the Company’s website at http://investors.crowncork.com/.

Compensation Philosophy and Objectives.  The guiding principle of the Committee’s executive compensation philosophy is that the executive compensation program should enable the Company to attract, retain and motivate a team of highly qualified executives who will create long-term value for the Shareholders.  To achieve this objective, the Committee has developed an executive compensation program that is ownership-oriented and that rewards the attainment of specific annual, long-term and strategic goals that will result in improvement in total shareholder return.  To that end, the Committee believes that the executive compensation program should include both cash and equity-based compensation that rewards specific performance by the executive and the Company.  In addition, the Committee continually monitors the effectiveness of the program to ensure that the compensation provided to executives remains competitive relative to the compensation paid to executives in a peer group comprising select container industry and other manufacturing companies.  During 2009, the Committee engaged Towers Watson (“Towers”), formerly known as Towers Perrin, an executive compensation consulting firm, to review the current executive compensation peer group and the industry group used to compare total shareholder return under the long-term incentive plan and develop alternative groups for consideration.  Based on a process involving the review of analyst reports, industry codes, third-party indices, governance organizations’ peer group policies, financial scope and targeted external labor pools in the context of the Company’s compensation strategy, the Committee has established new peer groups for 2009 Committee decisions regarding pay practices and for setting 2010 pay levels.

The Committee annually evaluates the components of the compensation program as well as the desired mix of compensation among these components.  The Committee believes that a substantial portion of the compensation paid to the Company’s NEOs should be at risk, contingent on the Company’s operating and stock market performance.  Consistent with this philosophy, the Committee will continue to place significant emphasis on stock-based compensation and performance measures in an effort to more closely align compensation with Shareholder interests and increase executives’ focus on the Company’s long-term performance.  Accordingly, for 2009, the Committee decided to change the allocation of restricted stock under the Company’s long-term incentive plan to approximately one-half time-based restricted stock and one-half performance-based restricted stock (“performance shares”).  Previously, the allocation was approximately two-thirds time-based restricted stock and one-third performance shares.  In addition, for 2010, the Committee decided to make an even greater portion of the NEOs’ compensation contingent on the Company’s stock market performance to further align executives’ and Shareholders’ interests.  As a result, the allocation of restricted stock under the Company’s long-term incentive plan for 2010 will be approximately one-third time-based restricted stock and two-thirds performance shares.

During 2009, consistent with its stock ownership-oriented compensation philosophy and its focus on long-term performance, the Committee established stock ownership guidelines for NEO retention of minimum levels of Company common stock.  Under these guidelines, the CEO is expected to own Company common stock equal in value to five times his annual salary, and the other NEOs are expected to hold stock equal to three times their annual salaries.  NEOs are required to retain 50% of the after-tax value of any common stock received as the result of an option exercise or restriction lapse until the ownership requirement is satisfied.  As of March 1, 2010, all of the NEOs either own more than the minimum level of common stock or are otherwise in compliance with the guidelines.

In 2009, the Committee adopted a clawback policy with respect to the annual incentive bonus plan for NEOs.  The policy provides that in the event the Company is required to restate its financial statements due to an NEO’s fraud or intentional misconduct, the Company shall have the right to seek recoupment of any incentive bonus paid to such NEO to the extent such incentive bonus exceeds the amount that should have been paid based upon the restated financial statements.

In addition, effective for 2009, the Committee determined that it would no longer provide the NEOs with tax gross-up payments in connection with automobile allowance, club memberships and airplane usage paid for by the Company.

Committee Process.  The Committee meets as often as necessary to perform its duties and responsibilities.  During 2009, the Committee met five times.  The Committee usually meets with the CEO and the CFO and, when appropriate, with other Company Officers and outside advisors.  In addition, the Committee periodically meets in executive session without management.

The Committee’s meeting agenda is normally established by the Committee Chairperson in consultation with the CEO and CFO.   Committee members receive and review materials in advance of each meeting.  Depending on the meeting’s agenda, such materials may include:  financial reports regarding the Company’s performance, reports on achievement of individual and corporate objectives, reports detailing executives’ stock ownership and stock options and information regarding the compensation programs and compensation levels of certain peer group companies.

In addition, the Committee reviews tally sheets when setting annual compensation for the NEOs.  These tally sheets allow the Committee to review each NEO’s compensation on an aggregate basis and to see how a change in any one component effects each NEO’s total compensation.  During 2009, with the assistance of Towers, the Committee revised and expanded the tally sheets to include information regarding a three-year history of base salary, annual incentive bonuses, perquisites, equity awards (including the fair market value of time-based restricted stock and performance shares), the lump sum present value of retirement benefits and certain termination benefits.  For 2009, the Committee used the tally sheet information to review total compensation, the current mix of compensation (e.g., cash versus equity), issues of internal pay equity, payouts under certain potential termination scenarios and the aggregate value of retirement benefits.

The Committee’s charter authorizes the Committee, in its sole discretion, to retain and terminate consultants to assist it in the evaluation of compensation for the NEOs.  The Committee has sole authority to approve the fees and other retention terms of any such consultant.

Role of Executive Officers in Compensation Decisions.  The Committee makes all decisions regarding the CEO’s compensation.  Decisions regarding the compensation of other NEOs are made by the Committee in consultation with, and upon the recommendation of, the CEO.  In this regard, the CEO provides the Committee evaluations of business goals and objectives and executive performance and recommendations regarding salary levels and equity and other incentive awards.

Executive Compensation Consultant.  To assist the Committee in carrying out its responsibilities, the Committee has regularly engaged Towers, an executive compensation consulting firm, to conduct a competitive assessment of its compensation program for the NEOs.  In addition, in 2009, the Committee engaged Towers to perform a review and analysis of the Company’s executive retirement plans.  Towers acts as an independent advisor to the Committee and historically has no other consulting relationship with the Company or its management.

In advising the Committee regarding 2009 compensation for NEOs, Towers developed competitive compensation levels by establishing a benchmark match for each NEO position in the competitive market.  To provide a broad perspective of the market, competitive levels were developed at the 50th, 62.5th and 75th percentiles for the following elements of pay:

(i)	base salary,
(ii)	target annual incentive,
(iii)	target total cash compensation (base salary plus target annual incentive),
(iv)	accounting value of long-term equity incentives and
(v)	target total direct compensation (target total cash compensation plus the accounting value of long-term incentives).

In establishing its benchmarks, Towers gathered data for the 18 public companies defined as the “Peer Group.”  Members of the Peer Group were selected based upon their industry, market capitalization and global operations and the relevant markets for executive talent.  For 2009, the companies comprising the Peer Group were Alcoa, Inc.; Avery Dennison Corporation; Ball Corp.; Colgate-Palmolive Company; Dr Pepper Snapple Group, Inc.; Eastman Chemical Company; General Mills, Inc.; International Paper Company; MeadWestvaco Corporation; Molson Coors Brewing Company; Nestlé USA, Inc.; PepsiCo, Inc.; PPG Industries, Inc.; S.C. Johnson & Son, Inc.; The Sherwin-Williams Company; Smurfit-Stone Container Enterprises, Inc.; Sonoco Products Company; and Steelcase Inc.  Specific benchmark levels were developed using regression analysis to size-adjust the market data to reflect the Company’s corporate revenue or the individual business unit revenue when appropriate.  In addition, to provide a broader frame of reference, Towers also analyzed each NEO position against data from general industry.

As mentioned above, during 2009, the Committee engaged Towers to review the Peer Group and develop alternative groups for consideration.  As a result, for 2010, changes were made to the constituency of the Peer Group which will comprise Avery Dennison Corporation; Ball Corp.; Bemis Company Incorporated; Campbell Soup Company; Colgate-Palmolive Company; Dean Foods Company; Dr Pepper Snapple Group, Inc.; Eastman Chemical Company; Greif Inc.; H.J. Heinz Company; MeadWestvaco Corporation; Nestlé USA, Inc.; Owens-Illinois Inc.; Pactiv Corp.; PPG Industries, Inc.; S.C. Johnson & Son, Inc.; Sealed Air Corporation; The Sherwin-Williams Company; Smurfit-Stone Container Enterprises, Inc.; and United States Steel Corporation.

Compensation Strategy for CEO.  Mr. Conway has been an employee of the Company or its predecessors since 1974 and was elected CEO in 2000.  The evaluation of the CEO’s performance and the setting of his compensation is one of the fundamental duties of the Committee.  In evaluating the CEO’s performance, the Committee considered the Company’s overall financial, operational and strategic performance.

In determining the CEO’s compensation for 2009, the Committee evaluated the CEO’s performance and the Company’s performance in 2008, as well as their performance since Mr. Conway’s election as CEO in 2000.  The Committee noted the Company’s significant improvement during Mr. Conway’s tenure in several key metrics that the Committee believes are essential to increase Shareholder value, including debt reduction, segment income and free cash flow.  The Committee also noted the Company’s penetration into and growth in a number of emerging markets important to the Company’s future, including China, Southeast Asia, Brazil, Eastern Europe and the Middle East, and the Company’s total shareholder return since November 2000 when Mr. Conway was elected CEO and the price of the Company’s Common Stock was $8.19 per share.

Due to the Board’s desire to maintain the CEO’s steady leadership together with his extensive experience and global vision, and in view of the CEO’s exceptional performance on behalf of the Company over an extended period of time and his successful leadership during this difficult economic climate, the Committee determined that the CEO’s target total direct compensation would be set towards the upper range of the Peer Group.  The Committee used the 75th percentile of the Peer Group’s target total direct compensation as a market check in determining the CEO’s compensation.  However, the 75th percentile is a guidepost and not an absolute target.  In conjunction with the Committee’s emphasis on stock-based compensation, a significant portion of the CEO’s 2009 compensation was in the form of Company equity.

Compensation Strategy for NEOs other than the CEO.  For 2009, the Committee generally continued following its market-based compensation strategy for the NEOs other than the CEO:

•
Pay levels were evaluated relative to the Peer Group as the primary market reference point.  In addition, general industry data were reviewed as an additional market reference and to ensure robust competitive data.

•
Target total direct compensation levels were set towards the middle range of the Peer Group.  The Committee used the 50th percentile of the Peer Group’s target total direct compensation as a market check in determining compensation.  However, the 50th percentile is a guidepost and not an absolute target.

•
Target total cash compensation levels were set towards the upper middle range of the Peer Group.  For this purpose, the Committee used the 62.5th percentile of the Peer Group’s target total cash compensation as a market check and a guidepost but not an absolute target.

•
The amount of the long-term incentive component of the executive compensation program was determined as the approximate difference between the target total direct compensation level and the target total cash compensation level.

Components of Compensation.  For 2009, the principal components of compensation for NEOs were:

(i)	base salary,
(ii)	annual incentive bonus,
(iii)	long term equity incentives,
(iv)	retirement benefits and
(v)	perquisites.

The Company has employment contracts with all of the NEOs other than Mr. Salaerts.  In addition to the compensation components listed above, these contracts provide for post-employment severance payments and benefits in the event of employment termination under certain circumstances.  For more information regarding these potential severance payments and benefits, see “Employment Agreements and Potential Payments Upon Termination.”  The Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interest of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Base Salary.  The Company provides NEOs with base salaries to compensate them for services rendered during the year.  The Committee believes that competitive salaries must be paid in order to attract and retain high quality executives.  Normally, the Committee reviews NEO salaries at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year.  However, under special circumstances such as a promotion or increased responsibilities, the Committee may act to increase an NEO’s salary on a mid-year basis.

The Committee has determined that base salary levels for the NEOs should be targeted towards the upper middle range for seasoned executives and the middle range or lower for NEOs with less tenure in their current positions.  The Committee considers the CEO to be a seasoned executive and the other NEOs as having less tenure in their current positions.  The Peer Group data produced by Towers indicated that the base salary levels for the NEOs were within the desired ranges.  As a result, the Compensation Committee did not approve increases in the base salaries of the NEOs for 2009, other than for Mr. Donahue in connection with his promotion to Chief Financial Officer.  However, the Committee agreed to change payment of Mr. Homfray’s base salary from Pound Sterling to Euros and increase his salary, effective July 1, 2009, to compensate him for the negative effect on his prior compensation resulting from the significant devaluation of Pound Sterling relative to the Euro.

Annual Incentive Bonus.  Annual cash bonuses are included as part of the executive compensation program because the Committee believes that a significant portion of each NEO’s compensation should be contingent on the operating performance of the Company as well as the individual contribution of the NEO.  Accordingly, the Company  maintains an Economic Profit Incentive Plan (the “EP Plan”) under which NEOs are eligible to receive annual incentive bonuses based upon the achievement of specific weighted performance measures: economic profit, modified operating cash flow and individual qualitative factors.  The reason for the use of economic profit and modified operating cash flow as performance measures under the EP Plan is that the Committee believes these performance measures are closely correlated with increases in shareholder value.  The Committee reviews the EP Plan’s design annually and approves any design changes or amendments.

Each year, the Committee assigns each NEO an annual target level of participation in the EP Plan together with a maximum annual bonus opportunity as a percentage of each NEO’s base salary.  The 2009 targets and maximum bonus opportunities for the NEOs were as follows:

Name	Minimum Bonus as a Percentage of Base Salary	Target Bonus as a Percentage of Base Salary	Maximum Bonus as a Percentage of Base Salary

John Conway	0%	115%	345%
Timothy Donahue	0%	80%	240%
Christopher Homfray	0%	80%	240%
Raymond McGowan	0%	80%	240%
Jozef Salaerts	0%	60%	180%

Based upon the Peer Group information provided by Towers, the annual incentive compensation targets for NEOs were generally at or above the 50th percentile.  Accordingly, the Compensation Committee did not approve increases in the target bonus percentages for the NEOs other than for Mr. Donahue in connection with his promotion to Chief Financial Officer.  As a result of Mr. Donahue’s promotion to Chief Financial Officer, his target bonus percentage was increased from 60% to 80%.

The EP Plan has three performance measures as described below:

(i)	economic profit – defined generally as net operating profit after tax less cost of capital employed, as adjusted for certain items, including currency exchange rates and acquisitions/divestitures;

(ii)
modified operating cash flow – defined generally as earnings before interest, taxes, depreciation and amortization reduced by capital spending and adjusted for certain items, including changes in year-end trade working capital and variances in average trade working capital; and

(iii)	qualitative factors – defined generally as achievement of key strategic goals, business unit goals and individual goals focused on improvements in operations, efficiency and work procedures.

For purposes of the EP Plan, cost of capital is defined as the average capital employed multiplied by the average cost of capital.  Capital employed is generally defined as total assets less non-interest bearing liabilities and is adjusted for certain items.  Excluded from capital employed are the following items: investments, net goodwill, pension and post-employment assets and liabilities and deferred tax assets and liabilities.  For 2009, the EP Plan used a cost of capital of 12%.

At the target bonus level, the individual components are weighted: qualitative factors – 10%, modified operating cash flow – 40% and economic profit – 50%.  However, above the target bonus level, the portion of the total bonus attributable to economic profit is increased.  The portion of each NEO’s bonus based upon economic profit may be increased, subject to the maximum amount limitation, if less than the maximum award is achieved under the modified operating cash flow or qualitative components.  No bonus will be paid for economic profit arising from accounting changes or similar non-cash items.

At the beginning of each year, the Committee determines target levels of performance for each performance metric.  At year end, the Committee assesses the actual results versus the original goals to determine the final awards.  The Committee must approve all awards, and all awards are subject to review and discretionary adjustment by the Committee.

The economic profit component of the EP Plan is determined based upon improvement over the prior year, as adjusted by any economic profit carryover discussed below.  Each NEO is assigned a percentage of target bonus related to economic profit earned in excess of the prior year.  If an NEO’s bonus is limited by the maximum award limitation, or earned but otherwise not paid at the Committee’s discretion, any unused economic profit will be carried forward to the following year but will be at risk depending on future years’ results. At the beginning of 2009 there was $131.3 million of economic profit carryover with respect to Messrs. Conway and Donahue, $3.7 million with respect to Mr. McGowan, $53.3 million with respect to Mr. Homfray and $13.5 million with respect to Mr. Salaerts.  A significant portion of such economic profit carryover amounts is the result of the fact that in 2006, although bonuses had in fact been earned, the Committee nevertheless exercised its discretion not to pay bonuses to the NEOs.

The modified operating cash flow component of the EP Plan is determined based upon the actual performance compared to a budgeted modified operating cash flow amount.  Performance below 90% of the target results in no incentive bonus attributable to modified operating cash flow.  Upon attaining 90% of the target performance with respect to the modified operating cash flow component, 62.5% of the incentive bonus attributable to such component will be earned.  The incentive bonus attributable to modified operating cash flow is thereafter incrementally increased based upon performance until a cap of 120% of the target is reached.  If such maximum target is attained, 150% of the incentive bonus attributable to modified operating cash flow will be earned.

Like corporate objectives, individual performance objectives are intended to challenge executives with goals that contribute to the achievement of the annual operating plan and improve Company performance.  The qualitative factors involve such objectives as the Company continuing to grow in developing markets, to develop and bring to market new and improved products for customers and to delever the balance sheet.

The targets in 2009 were set at the Company level for the CEO and CFO and at the divisional level for the other NEOs.  For Messrs. Conway and Donahue, the economic profit and modified operating cash flow targets were $262.5 million and $710 million, respectively.  For Mr. McGowan, the economic profit target was $70.3 million, and the modified operating cash flow target was $336 million.  For Mr. Homfray, the economic profit target was $187.8 million, and the modified operating cash flow target was $502.1 million.  For Mr. Salaerts, the economic profit target was $26.8 million, and the modified operating cash flow target was $80.3 million.  The qualitative performance objectives for Mr. Conway involved continuing to grow and expand the business in developing and emerging markets, bringing new and improved products to market, delevering of the balance sheet and continuing strong relationships with investors.  In the case of Mr. Donahue, his qualitative performance objectives included no material weaknesses in the Company’s Sarbanes-Oxley compliance, delevering of the balance sheet, continuing strong relationships with investors and continuing development of a productive finance team.  With respect to the other NEOs, their qualitative performance objectives with respect to their individual divisions involved continuing growth in developing and emerging markets, innovation in the development and delivery of new and improved products, implementation of certain cost savings initiatives, achievement of employee safety targets and the development of a productive management team.

Generally, the Committee attempts to set the target levels so that the relative difficulty of achieving the targets is consistent among the NEOs in any one year and from year to year.  In making this determination the Committee may consider specific circumstances experienced by the Company in prior years or expected to face the Company in the coming year.

For 2009, the maximum bonus opportunity was capped at 300% of the target bonus.  As mentioned above, as the bonus opportunity is increased, much greater emphasis is placed upon economic profit.  Accordingly, for 2009, between 10% and 15% of the 300% maximum bonus could have been earned based upon qualitative factors, between 25% and 60% of the 300% maximum bonus could have been earned based upon modified operating cash flow and between 50% and 250% of the 300% maximum bonus could have been earned based upon economic profit performance.

 After reviewing 2009 results compared to the targeted performance measures, the Committee determined that the qualitative factors for all NEOs had been satisfied.  In addition, the Committee determined that, with respect to the Company, the actual economic profit and modified operating cash flow were $342.6 million and $940.3 million, respectively.  Accordingly, the EP Plan payouts for Messrs. Conway and Donahue were capped at the 300% level, attributable 10% to qualitative factors, 60% to modified operating cash flow and 230% to economic profit.  This resulted in cumulative unused economic profit for Messrs. Conway and Donahue of $165.4 million that will be carried forward to future years.  With respect to the Americas Division, the actual economic profit and modified operating cash flow were $111.7 million and $362.5 million, respectively.  Therefore, the EP Plan payout for Mr. McGowan was capped at the 300% level, attributable 10% to qualitative factors, 48% to modified operating cash flow and 242% to economic profit.  This resulted in cumulative unused economic profit for Mr. McGowan of $14.8 million that will be carried forward to future years.  With respect to the European Division, the actual economic profit and modified operating cash flow were $226.9 million and $627.7 million, respectively.  Therefore, the EP Plan payout for Mr. Homfray was capped at the 300% level, attributable 10% to qualitative factors, 60% to modified operating cash flow and 230% to economic profit.  This resulted in cumulative unused economic profit for Mr. Homfray of $57.9 million that will be carried forward to future years.  Finally, with respect to the Asia Pacific Division, the actual economic profit and modified operating cash flow were $29.6 million and $100.1 million, respectively.  The Committee determined that Mr. Salaerts would also receive an EP Plan payout at the 300% level, attributable 10% to qualitative factors, 60% to modified operating cash flow and 230% to economic profit, based in part upon the use of $3 million of economic profit carry forward from prior years.  Accordingly, this resulted in cumulative unused economic profit for Mr. Salaerts of $10.5 million that will be carried forward to future years.

Long-Term Incentives.  The Committee believes that equity-based incentives are an important link between the executive and Shareholder interests, and time-based restricted stock and performance share grants are therefore part of the executive compensation program.  The Committee further believes that a portion of the benefits realized from long-term equity-based incentive grants should require continuous improvement in value created for the Shareholders.  Annual grants vary in size based on the Company’s and the executive’s performance.  In addition to the annual equity awards, the Committee may approve equity awards for newly hired executives or in recognition of an executive’s promotion or expansion of responsibilities.

Equity awards to NEOs are generally made by the Committee each year in the form of restricted stock as part of the normal annual compensation review cycle.  The awards for a particular year generally occur in January or February.

The Committee approved the following approach for 2009:

•
Award levels were generally set to deliver target total direct compensation (sum of base salary, annual and long-term incentives) at the upper range of the Peer Group for the CEO and the middle range of the Peer Group for the other NEOs, after taking into account the cash compensation.

•	Approximately one-half of an NEO’s long-term incentive was delivered in time-based restricted stock.

•
Approximately one-half of an NEO’s long-term incentive was delivered in performance shares consisting of restricted stock that could be earned based upon the Company’s total shareholder return relative to a group of industry peers, as described below.  A target number of shares was established for 2009 for each NEO.  The performance period will be three calendar years in length.  The vesting of performance shares will not occur until the third anniversary of the grant date, if at all.  The Committee believes that this structure provides a strong retention element since an NEO terminating employment (other than for retirement, disability or death) will leave behind potential vesting based on the results of three performance periods.

The Committee believes that for purposes of comparing shareholder returns it is more appropriate to utilize a peer group limited to the packaging industry.  For 2009, for purposes of company total shareholder return, the selected industry peers were Alcoa, Inc.; AptarGroup, Inc.; Ball Corp.; Bemis Company, Inc.; Chesapeake Corp.; Owens-Illinois, Inc.; Packaging Corporation of America; Pactiv Corp.; Sealed Air Corp.; Smurfit-Stone Container Enterprises, Inc.; Sonoco Products Company; and Temple-Inland, Inc.  As mentioned above, during 2009, the Committee engaged Towers to review the group of industry peers and develop alternative groups for consideration.  As a result, for 2010, the group of selected industry peers was changed and will be the Dow Jones US Containers & Packaging Index, which comprises AptarGroup, Inc.; Ball Corp.; Bemis Company, Inc.; Greif Inc.; MeadWestvaco Corporation; Owens-Illinois, Inc.; Packaging Corporation of America; Pactiv Corp.; Rock-Tenn Company; Sealed Air Corp.; Silgan Holdings Inc.; Sonoco Products Company; and Temple-Inland, Inc.

In addition, the Committee determined that performance shares will be awarded based upon the following schedule.

Percentile Ranking Versus Peers	Share Award as a Percentage of Individual Target

90th or Above	200%
75th – 89th	150-199%
50th – 74th	100-149%
40th – 49th	50-99%
25th – 39th	25-49%
Below 25th	0%

Total shareholder return is calculated by dividing the closing share price of a company’s common stock on the ending date of the applicable three-year calendar period plus cumulative dividends during such period, if any, by the closing share price of such company’s common stock on the beginning date of the applicable period.  The Company’s total shareholder return for the three-year calendar period ending December 31, 2008, was -1.7% based upon the closing price of the Company’s Common Stock on such date (i.e., $19.20 per share) compared to the closing price on December 31, 2005 (i.e., $19.53 per share).  When compared to the total shareholder return of the other companies in the industry peer group, the Company ranked at the 67th percentile.  Therefore, in accordance with the preceding schedule, the performance shares were awarded at the 135% level.

Refer to the Executive Compensation tables below for information regarding the amount of such awards.

Retirement Benefits.  As an incentive for long-term employment, the Company maintains several retirement plans.  In the United States, the Company maintains a defined benefit pension plan (“U.S. Pension Plan”) for certain eligible employees in which three NEOs (Messrs. Conway, Donahue and McGowan) participate.  The U.S. Pension Plan is designed and administered to qualify under Section 401(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).  The U.S. Pension Plan provides normal retirement benefits at age 65 based on the average of the five highest consecutive years of earnings in the last ten years prior to employment termination.  For purposes of the U.S. Pension Plan, earnings consist of salary excluding any bonus.  These average earnings are multiplied by 1.25% and by years of service, which yields the annual Company-funded pension benefit.  Under U.S. federal law for 2009, benefits from the U.S. Pension Plan are limited to $195,000 per year and may be based only on the first $245,000 of an employee’s annual earnings.

The Company also maintains a defined benefit pension plan for the benefit of certain of its employees in the United Kingdom (“U.K. Pension Plan”) in which one of the NEOs (Mr. Homfray) participates.  The U.K. Pension Plan provides normal retirement benefits for Mr. Homfray at age 60 based on the average of his three highest consecutive years of earnings in the last 10 years prior to employment termination.  For purposes of the U.K. Pension Plan, earnings are limited to base salary.  Average earnings are multiplied by 1.67% for each year of service credited under the U.K. Pension Plan to produce a participant’s annual pension benefit.  Benefit payments under the U.K. Pension Plan are subject to an annual cost of living increase, limited to a maximum 5% increase for benefits earned prior to April 1, 2008 and 2.5% for benefits earned on or after such date.

Because of the benefit limits, described above, under the U.S. Pension Plan and the U.K. Pension Plan and the fact that not all NEOs participate in a defined benefit pension plan, the Company provides additional retirement benefits to the NEOs under the Senior Executive Retirement Plan (“SERP”).  The annual benefit for executives eligible to participate in the SERP is based upon a formula equal to (i) 2.25% in the case of Mr. Conway and 2.0% in the cases of the other NEOs of the average of the five highest consecutive years of earnings (consisting of salary and bonus and determined without regard to the limits imposed on tax qualified plans) times years of service up to twenty years plus (ii) 1.67% in the case of Mr. Conway and 1.45% in the cases of the other NEOs of such earnings for the next fifteen years plus (iii) at the discretion of the Committee, 1% of such earnings for years of service beyond thirty-five years less (iv) Social Security old-age benefits (and similar benefits provided in foreign jurisdictions) attributable to employment with the Company and the Company-funded portion of the executive’s pension plan benefits and in certain cases the savings plan benefits described below.

The NEOs who earned a vested benefit under the SERP on or before December 31, 2004 may, with respect to that part of the benefit earned on or before December 31, 2004, elect to take all or part of such annual retirement benefit in a lump sum at retirement, the amount of which is determined by calculating the present value of the actuarially determined future annual payments.  All benefits earned under the SERP after December 31, 2004 are required to be paid in a lump sum.  If an NEO with a vested retirement benefit under the SERP dies prior to the receipt of such benefit, the NEO’s surviving spouse will be entitled to a 50% survivor benefit.  The SERP also provides a lump sum death benefit of five times the annual retirement benefit.

SERP participants vest in their benefits at the earliest of five years of participation, specified retirement dates, total disability or upon a “change in control” of the Company.

The Company also maintains a tax-qualified 401(k) Retirement Savings Plan to which all U.S. salaried employees, including three NEOs (Messrs. Conway, Donahue and McGowan), are able to contribute a portion of their salaries on a pre-tax basis.  Subject to limits of the Code,  the Company will match 50% of the first 3% of pay that is contributed to this 401(k) plan.  Mr. Salaerts participates in an international defined contribution retirement benefits plan, to which Mr. Salaerts is permitted to contribute a portion of his salary, up to $12,000 annually.  The Company contributes an amount equal to 9% of Mr. Salaerts’ base salary and bonus to this plan on behalf of Mr. Salaerts.

Perquisites.  The Company provides the NEOs with a limited number of perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key executives.  An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.  An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties.

For 2009, the NEOs were provided, among others, the following perquisites: automobile allowances, insurance coverages and in certain cases, overseas allowances.  The Company adopted a policy that, effective January 1, 2009, it would not provide tax gross-up payments in connection with automobile allowance, club memberships and airplane usage paid for the Company’s executive officers by the Company.  In 2009, the Company did not pay any club memberships or airplane usage for the Company’s executive officers.

Tax Deductibility of Executive Compensation.  To the extent compensation paid to any NEO exceeds $1 million for any year, it will not be deductible for federal income tax purposes unless such compensation is “performance based” as defined in Section 162(m) of the Code.  Base salaries and annual incentive bonuses are not performance based.  Restricted stock is performance based if the stock vests based on the achievement of objective performance goals.  Restricted stock that is time-based is not performance based.  While, as a result of prior year net operating losses, the Company currently is not paying federal income taxes, the loss of a deduction may reduce net loss carryforwards that might otherwise reduce future tax liabilities.  The Committee intends to maintain flexibility to pay compensation that is not entirely deductible when sound direction of the Company would make that advisable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management.  Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted by the members of the Compensation Committee.

Hans J. Löliger, Chairperson Arnold W. Donald Jim L. Turner

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table sets forth certain information regarding compensation earned during the Company’s last fiscal year by the Company’s Chief Executive Officer, Chief Financial Officer and other three Executive Officers who were the highest paid during 2009:

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total Compensation

John W. Conway Chairman of the Board, President and Chief Executive Officer	2009 2008 2007	$1,075,000 1,075,000 1,075,000	$6,497,730 6,132,293 4,064,176	$3,708,750 3,560,400 3,708,750	$2,826,579 7,637,998 4,996,307	$1,551,076 867,716 491,408	$15,659,135 19,273,407 14,335,641
Timothy J. Donahue Executive Vice President and Chief Financial Officer	2009 2008 2007	505,000 445,000 425,000	1,019,902 612,375 587,779	1,212,000 768,960 765,000	598,565 316,454 197,240	145,024 67,137 46,178	3,480,491 2,209,926 2,021,197
Christopher C. Homfray (4) President–European Division	2009 2008 2007	494,343 399,886 456,412	1,257,558 825,419 845,803	1,306,485 767,782 759,470	1,115,403 116,793 257,481	223,604 135,204 128,909	4,397,393 2,245,084 2,448,075
Raymond L. McGowan President-Americas Division	2009 2008	505,000 505,000	1,019,902 500,387	1,212,000 1,175,640	452,383 367,288	114,137 94,711	3,303,422 2,643,026
Jozef Salaerts President – Asia-Pacific Division	2009	315,000	424,210	567,000	446,524	391,926	2,144,660
___________________________________________________________________________________

(1)
The amounts in this column represent the grant-date fair value of time-based restricted stock and performance-based share (market condition) awards issued by the Company for the respective fiscal years.  The fair market values of the time-based restricted stock awards were as follows:  Mr. Conway: $3,219,864 for 2009, $4,125,832 for 2008 and $2,513,032 for 2007; Mr. Donahue: $505,395 for 2009, $412,005 for 2008 and $363,444 for 2007; Mr. Homfray: $623,163 for 2009, $555,342 for 2008 and $522,996 for 2007; Mr. McGowan: $505,395 for 2009 and $336,662 for 2008; and Mr. Salaerts: $210,212 for 2009.  The value of performance shares included in this column represents the probable outcome of the performance condition (which is 100% of the target award).  However, the value of the performance share awards at grant date, if the highest level of performance conditions were to be achieved, would be as follows:  Mr. Conway: $5,355,268 for 2009, $3,556,587 for 2008 and $2,647,221 for 2007; Mr. Donahue:  $840,583 for 2009, $355,169 for 2008 and $382,855 for 2007; Mr. Homfray: $1,036,454 for 2009, $478,729 for 2008 and $550,911 for 2007; Mr. McGowan: $840,583 for 2009 and $290,213 for 2008; and Mr. Salaerts: $349,623 for 2009.  If the minimum level of performance conditions were not achieved, the value of the performance share awards would be $0 in all cases.

Further detail surrounding the shares awarded, the method of valuation and the assumptions made are set forth in Note P “Stock-Based Compensation” to the consolidated  financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.  There can be no assurance that the amounts related to performance shares will ever be realized by the NEOs.

(2)
The amounts in this column reflect the increase in actuarial present value of defined benefit retirement plans, including supplemental plans, for the respective fiscal years.  Actuarial valuations were based on assumptions which were in accordance with the guidelines of FASB Statement of Financial Accounting Standards No. 87, “Employer’s Accounting for Pensions” (“FAS 87”) and which are discussed in Note V, “Pensions and Other Retirement Benefits” to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(3)	The amounts in this column for 2009 include the following items:

	J. Conway	T. Donahue	C. Homfray	R. McGowan	J. Salaerts

Change in Value of SERP Life Insurance	$1,442,842	$131,425	$100,259	$95,012	$106,232
FICA on Change in SERP Valuation	62,398	4,924	0	0	0
Automobile Allowance	26,850	5,000	19,388	15,450	40,354
Health and Life Insurance*	15,311	0	35,195	0	0
Defined Contribution Plan Company Contributions	3,675	3,675	0	3,675	81,183
Overseas Housing and Commuting Allowance	0	0	68,762	0	92,732
Third Country National Expat Benefits**	0	0	0	0	71,425
Total	$1,551,076	$145,024	$223,604	$114,137	$391,926

*	Health and Life Insurance includes insurance premiums for Mr. Conway under a Split-Dollar Life Insurance Agreement and medical payments made by the Company on behalf of Mr. Homfray.

**
Third Country National Expat Benefits for Mr. Salaerts includes $15,750 of overseas salary premium and $55,675 of tax equalization payments, in accordance with the Company’s Third Country National Expat Benefits policy, designed to facilitate  employees’ relocation overseas, under which the Company compensates for higher cost-of-living expenses and covers income taxes over and above those that relocated employees would have incurred had they remained in their home countries.

(4)
Mr. Homfray’s non-equity compensation was historically computed in Sterling, except for his housing allowance which was computed in Euros.  Commencing as of July 1, 2009, computation of all of Mr. Homfray’s non-equity compensation was changed to Euros, with his salary changed to 380,000 Euros from 275,000 U.K. Pound Sterling.    Mr. Homfray’s non-equity compensation for 2009 set forth in the table above has been converted from Sterling and Euros into U.S. Dollars at the December 31, 2009 closing exchange rates of $1.6157 and $1.43255, respectively.  The change in Mr. Homfray’s Pension Value and Nonqualified Deferred Compensation Earnings reflects the impact on his 2009 pension benefit valuation of an 11% increase in the 2009 year-end Sterling exchange rate relative to the U.S. Dollar when compared to the comparable rate in 2008.

Grants of Plan-Based Awards

The following table provides information about the annual incentive bonuses that the Company’s NEOs were eligible to receive in 2009 under the Company’s Economic Profit Incentive Plan and share-based awards granted in 2009 to each of the Company’s NEOs under the Company’s 2006 Stock-Based Incentive Compensation Plan.  There can be no assurance that the fair value of the performance shares awarded to the Company’s NEOs in 2009 will ever be realized by the NEOs.  For further information and the assumptions made in determining the grant date fair values of the stock awards, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies” and Notes A and P to the Company’s financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of	2009 Grant Date Fair Value of
Name	Grant Dates of Equity Awards	Minimum ($)	Target ($)	Maximum ($)	Minimum (Shares)	Target (Shares)	Maximum (Shares)	Shares of Stock or Units (3)	Stock and Option Awards (4) ($)
John Conway	1/16/2009 (5)	0	1,236,250	3,708,750	0	141,899	283,798	170,634	6,497,730
Timothy Donahue	1/16/2009 (6)	0	404,000	1,212,000	0	22,273	44,546	26,783	1,019,902
Christopher Homfray	1/16/2009 (7)	0	435,495	1,306,485	0	27,463	54,926	33,024	1,257,558
Raymond McGowan	1/16/2009 (8)	0	404,000	1,212,000	0	22,273	44,546	26,783	1,019,902
Jozef Salaerts	1/16/2009 (9)	0	189,000	567,000	0	9,264	18,528	11,140	424,210

(1)
These amounts represent the range of annual incentive bonuses for which the NEOs were eligible in 2009 under the Company’s Economic Profit Incentive Plan.  For further information relating to the Economic Profit Incentive Plan, see “Compensation Discussion and Analysis – Annual Incentive Bonus.”  For information regarding the actual value of awards earned under the Economic Profit Incentive Plan for 2009, see the Summary Compensation Table above.

(2)
These amounts represent the range of stock-based compensation that might be realized under the 2009 performance share awards.  The potential payouts are based on performance and are therefore at risk. The performance measures are based upon the Company’s total shareholder return versus a defined peer group of companies that are described in “Compensation Discussion and Analysis-Long-Term Incentives” above.  The restriction on the performance shares lapses in January 2012, with the actual number of shares vesting dependent upon achievement of the defined goal.  For further details, refer to Note P, “Stock-Based Compensation” to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.  Rights to the performance shares are not forfeited at retirement, death or disability and remain subject to attainment of the performance goal.  Performance shares vest upon a “change in control” of the Company based upon the Company’s total shareholder return as compared to that of the peer group at the time of the “change in control.”

(3)
These amounts represent time-based restricted stock awarded in 2009 and do not include the performance share awards.  Time-based restricted shares vest annually over three years from the date of the award.  If a participant terminates employment due to retirement, disability or death, or upon a “change in control” of the Company, vesting of the award accelerates.

(4)
These amounts represent the grant-date fair value of time-based restricted stock and performance shares awarded in 2009.  The grant-date fair value of the time-based restricted stock is the closing price of the Company’s stock on the date of the award which was $18.87 per share.  The grant-date fair value of the performance shares is based on a Monte Carlo valuation model.  Further details surrounding these shares, the method of valuation and the assumptions made are set forth in Note P “Stock-Based Compensation” to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(5)
Represents grant to Mr. Conway of 312,533 shares of stock-based compensation under the 2006 Stock-Based Incentive Compensation Plan. 170,634 shares vest over a three year period as follows: 56,878 shares on January 16, 2010, 2011 and 2012. The remaining 141,899 shares vest on January 16, 2012 based on the Company's total shareholder return versus a defined peer group of companies, with the final number of performance shares varying from 0 to 200% of 141,899.

(6)
Represents grant to Mr. Donahue of 49,056 shares of stock-based compensation under the 2006 Stock-Based Incentive Compensation Plan.  26,783 shares vest over a three year period as follows:  8,928 shares on January 16, 2010 and 2011 and 8,927 shares on January 16, 2012.  The remaining 22,273 shares vest on January 16, 2012 based on the Company’s total shareholder return versus a defined peer group of companies, with the final number of performance shares varying from 0 to 200% of 22,273.

(7)
Represents grant to Mr. Homfray of 60,487 shares of stock-based compensation under the 2006 Stock-Based Incentive Compensation Plan.  33,024 shares vest over a three year period as follows:  11,008 shares on January 16, 2010, 2011 and 2012.  The remaining 27,463 shares vest on January 16, 2012 based on the Company’s total shareholder return versus a defined peer group of companies, with the final number of performance shares varying from 0 to 200% of 27,463.

(8)
Represents grant to Mr. McGowan of 49,056 shares of stock-based compensation under the 2006 Stock-Based Incentive Compensation Plan.  26,783 shares vest over a three year period as follows:  8,928 shares on January 16, 2010 and 2011 and 8,927 shares vest on January 16, 2012.  The remaining 22,273 shares vest on January 16, 2012 based on the Company’s total shareholder return versus a defined peer group of companies, with the final number of performance shares varying from 0 to 200% of 22,273.

(9)
Represents grant to Mr. Salaerts of 20,404 shares of stock-based compensation under the 2006 Stock-Based Incentive Compensation Plan.  11,140 shares vest over a three year period as follows:  3,714 shares on January 16, 2010 and 3,713 shares on January 16, 2011 and 2012.  The remaining 9,264 shares vest on January 16, 2012 based on the Company’s total shareholder return versus a defined peer group of companies, with the final number of performance shares varying from 0 to 200% of 9,264.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by exercisable options, unvested time-based restricted Common Stock and unvested equity incentive plan performance share awards held by the Company’s NEOs on December 31, 2009.  These outstanding equity awards have been granted to the Company’s NEOs under the Company’s 2001, 2004 and 2006 stock-based incentive compensation plans.

Option Awards	Stock Awards
Name	Number of Securities Underlying Unexercised Exercisable Options (Shares)	Number of Securities Underlying Unexercisable Options (1) (Shares)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (Shares)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4) (Shares)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
John Conway	254,848 150,000 500,000		5.30 8.75 8.60	2/21/2012 2/24/2014 5/3/2014	330,619	8,457,234	281,472	7,200,054
Timothy Donahue	50,000 100,000		8.75 8.60	2/24/2014 5/3/2014	44,491	1,138,080	38,949	996,315
Christopher Homfray	20,000 25,000		8.75 8.60	2/24/2014 5/20/2014	57,404	1,468,394	50,746	1,298,083
Raymond McGowan	7,500 10,000	40,000	8.75 23.45	2/24/2014 2/20/2017	36,679	938,249	28,671	733,404
Jozef Salaerts	5,000 5,000 8,000	32,000	8.75 13.20 23.45	2/24/2014 12/15/2014 2/20/2017	17,312	442,841	13,255	339,063

(1)	Unvested Option Awards reported under this column vest 20% per year beginning on February 20, 2009 and each anniversary thereafter.

(2)
Time-based restricted stock vests annually over three years from the date of the award.  Accordingly, with respect to awards made in 2007, the final one-third vested on January 16, 2010; with respect to awards made in 2008,  the second one-third vested on January 9, 2010 and the remaining one-third will vest on January 9, 2011;  and with respect to awards made in 2009, the first one-third vested on January 16, 2010, the second one-third will vest on January 16, 2011 and the remaining one-third will vest on January 16, 2012.  If a participant terminates employment due to retirement, disability or death, or upon a “change of control” of the Company, vesting of the awards accelerates to the date of termination.

(3)	Computed as of December 31, 2009. The closing price of the Company’s Common Stock on December 31, 2009 was $25.58.

(4)
These amounts represent the targets as presented in the Grants of Plan-Based Awards table above.  The range of shares to be received is 0 to 200% of the target based on the level of the performance achieved under the 2007 award from January 1, 2007 to December 31, 2009; under the 2008 award from January 1, 2008 to December 31, 2010; and under the 2009 award from January 1, 2009 to December 31, 2011.  The number reported does not include the additional shares that may be awarded based upon the Company’s performance and includes shares that may be forfeited based on the Company’s performance.  The vesting date for the performance shares awarded in 2007 was January 16, 2010.  At that time, it was determined that the Company’s total shareholder return versus a defined peer group of companies, which was the performance criterion, placed it in the 83rd percentile which entitled the NEOs to performance shares at 179.54% of their individual targets.  Accordingly, in addition to the 2007 target number of performance shares reported in this column, the following awards were made:  Mr. Conway – 48,651 shares, Mr. Donahue – 7,036 shares and Mr. Homfray – 10,125 shares.  Messrs. McGowan and Salaerts did not receive performance share awards in 2007.  The additional shares vesting after December 31, 2009 are not included in the amounts in this column.  The vesting dates of the performance shares that have not vested are January 9, 2011 with respect to the 2008 Grant and January 16, 2012 with respect to the 2009 Grant.

Option Exercises and Stock Vested

The following table shows the number of shares of the Company’s Common Stock acquired and the actual value received during 2009 upon the exercise of stock options or vesting of stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
		($)		($)
John Conway	554,652	6,753,213	224,089	4,364,023
Timothy Donahue	60,000	827,185	29,287	571,971
Christopher Homfray	0	0	16,218	305,462
Raymond McGowan	0	0	4,948	93,022
Jozef Salaerts	8,000	44,309	3,087	58,036

(1)
The amounts in this column calculate the aggregate dollar amount realized upon exercise by multiplying the number of shares subject to outstanding options times the difference between the market price of the underlying Company Common Stock at the date of exercise and the exercise price of such options.

(2)
Amounts in this column for Messrs. Conway and Donahue include the additional performance shares earned under the 2006 award that were issued on February 23, 2009 as a result of the Company’s achievement of a total shareholder return in the 67th percentile among its peer group, which entitles those NEOs to performance shares at 135% of their individual targets.  Accordingly, in addition to the 2006 target number of shares reflected in this column, Mr. Conway was awarded 22,267 additional shares and Mr. Donahue was awarded 3,079 additional shares, which are also reflected in this column.  For further information relating to the performance share awards, see “Compensation Discussion and Analysis – Long-Term Incentives.”

(3)
The amounts in this column calculate the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock times the market value of the underlying Company Common Stock at the date of vesting.

Pension Benefits

The following table shows estimated benefits payable upon retirement to the NEOs under the Company’s Pension Plans and Senior Executive Retirement Plan (“SERP”), the pension benefits plans maintained by the Company in which the NEOs participate.

Name	Plan Name (1)(2)	Number of Years Credited Service (3)	Present Value of Accumulated Benefit (4)(5) ($)
John Conway	Pension Plan SERP	35 35	1,059,183 28,531,681

Timothy Donahue	Pension Plan SERP	19 19	221,924 1,386,317

Christopher Homfray	Pension Plan SERP	14 14	1,315,310 814,415

Raymond McGowan	Pension Plan SERP	8 8	165,686 922,274

Jozef Salaerts	Pension Plan SERP	- 21	- 1,023,877

(1)
The U.S. Pension Plan in which the NEOs (other than Messrs. Homfray and Salaerts) participate is designed and administered to qualify under Section 401(a) of the Code.  Mr. Homfray’s pension plan benefits are governed by the U.K. Pension Plan provided by the Company to its U.K. employees.  Mr. Salaerts participates in an international defined contribution retirement benefits plan.  For further information, see “Compensation Discussion and Analysis – Retirement Benefits.”

(2)
The annual benefit for the NEOs under the SERP is based upon a formula equal to (i) 2.25% in the case of Mr. Conway and 2.0% in the cases of Messrs. Donahue, Homfray, McGowan and Salaerts of the average of the five highest consecutive years of earnings (determined without regard to the limits imposed on tax qualified plans) times years of service up to twenty years plus (ii) 1.67% in the case of Mr. Conway and 1.45% in the cases of Messrs. Donahue, Homfray, McGowan and Salaerts of such earnings for the next fifteen years plus (iii) at the discretion of the Compensation Committee, 1% of such earnings for years of service beyond thirty-five years less (iv) Social Security old-age benefits (and similar benefits provided in foreign jurisdictions) attributable to employment with the Company and the Company-funded portion of the executive’s Pension Plan benefits and, with respect to Mr. Conway, his 401(k) Retirement Savings Plan benefits. For further information, see “Compensation Discussion and Analysis – Retirement Benefits.”

(3)	Years of service are rounded to the nearest full year.

(4)
The calculation of the present value is based on assumptions which were in accordance with the guidelines of FAS 87 and which are discussed in Note V, “Pensions and Other Retirement Benefits” to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(5)	All of the benefits above are vested with respect to the NEOs, except that Messrs. Homfray, McGowan and Salaerts are not vested in the SERP.

DIRECTOR COMPENSATION

The following table discloses 2009 Director compensation for all non-employee Directors who served as Directors in 2009. Compensation for Mr. Conway is reported in the Summary Compensation Table.  Mr. Conway does not earn additional compensation for his service as Director or for his service as Chairman.

Name	Fees Earned or Paid in Cash (1)(2) ($)	Stock Awards (2)(3) ($)	Total ($)
Jenne Britell	106,000	100,000	206,000
Arnold Donald	92,000	100,000	192,000
William Little	111,000	100,000	211,000
Hans Löliger	105,000	100,000	205,000
Thomas Ralph	124,000	100,000	224,000
Hugues du Rouret	101,000	100,000	201,000
Alan Rutherford (4)	58,500	75,000	133,500
Jim Turner	92,000	100,000	192,000
William Urkiel	101,000	100,000	201,000

(1)
Cash-based Director’s fees for 2009 were $70,000 annually, and cash meeting attendance fees were $1,500 per Board meeting.  Cash committee fees in 2009 were as follows: for the Audit Committee, $15,000 annually for the Chairperson and $10,000 annually for the other members; for other committees, $10,000 annually for the Chairperson and $7,000 annually for the other members; for the Chairperson of the Nominating and Corporate Governance Committee, an additional $10,000 annually for service as Presiding Director; and for all Committee members, an attendance fee of $1,500 per meeting.  Directors do not receive any additional fees for their service on the Executive Committee.

(2)
Each Director may defer receipt of all, or any part, of his or her compensation until termination of service as a Director.  Mr. Ralph deferred receipt of the $70,000 annual cash-based Director fee in 2009.  At the election of the Director, deferred cash compensation amounts are paid in either a lump sum or installments over a period not to exceed 10 years and are credited with interest at the prime rate until distributed.

(3)
The annual grant of Company Common Stock for 2009 consisted of $100,000 of Company Common Stock under the Stock Compensation Plan for Non-Employee Directors and was paid on a quarterly basis.  The number of shares paid each quarter is determined based on the average of the closing market price of the Company’s Common Stock on each of the second through sixth business days following the date on which the Company publicly released its quarterly results.

(4)	Mr. Rutherford retired from his services as an Executive Officer of the Company on March 31, 2009. He was not eligible for Director compensation until the second quarter of 2009.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION

The Company has employment agreements with all of its NEOs other than Mr. Salaerts.  In addition to the compensation and benefits described above, these contracts provide for certain post-employment severance payments in the event of employment termination under certain circumstances.  The Compensation Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interest of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Under the employment agreements, Mr. Conway has agreed that, during his employment and for two years thereafter, he shall not compete with the Company or solicit Company employees to terminate employment with the Company.  Messrs. Donahue and McGowan are subject to a similar non-competition provision which is limited to a one year post-employment period prior to a change in control and two years following a change in control.  Mr. Homfray is subject to a one year post-employment non-competition provision.

Under the agreements for Messrs. Conway, Donahue and McGowan (the “U.S. NEOs”), if an executive’s employment is terminated because of a voluntary termination (including retirement), disability or death, the Company will pay the executive (or his estate, if applicable) his base salary through the date of termination, a pro-rated target bonus payment and any vested retirement, incentive or other benefits.  If a U.S. NEO’s employment with the Company is terminated for “Cause,” the Company will pay to the executive only the base salary owed through his date of termination and his vested retirement, incentive or other benefits.

Under the agreements for Mr. Conway, if the employment of the executive is terminated by the Company without Cause or by the executive for “Good Reason” other than within the 13-month period following a “Change in Control,” in addition to the executive’s base salary through the date of termination, the Company will pay to the executive a lump sum payment equal to the sum of (i) his target bonus for the year of termination and (ii) an amount equal to three times the sum of the executive’s base salary and his target bonus for the year of termination.  Under the agreements for Messrs. Donahue and McGowan, upon the termination of the executive’s employment by the Company without Cause other than within the 12-month period following a Change in Control, the Company will pay to the executive (i) his base salary through the date of termination, (ii) a pro-rated target bonus payment and (iii) a lump sum payment equal to the executive’s base salary.  In the case of Mr. Homfray, if his employment is terminated by the Company without “serious fault,” he will receive 18 months of base salary.  In all such cases, the Company will also pay to the executive any vested retirement, incentive or other benefits.

If the employment of a U.S. NEO is terminated by the Company without Cause or by the executive for Good Reason, during the 13-month period following a Change in Control with respect to Mr. Conway  and during the 12-month period following a Change in Control with respect to Messrs. Donahue and McGowan, the Company will pay to such executive his base salary through the date of termination plus a lump sum payment equal to the sum of (i) his target bonus for the year of termination and (ii) an amount equal to three times the sum of the executive’s base salary and his average bonus over the three completed years prior to the year of termination.  In addition, all stock options, restricted stock and performance shares granted to such executive by the Company will become fully vested and, in the case of stock options, immediately exercisable.  With respect to Mr. Conway, following a Change in Control, “Good Reason” includes the executive’s voluntary termination of employment for any reason during the one month period following the one year anniversary of the Change in Control.

To the extent an executive would be subject to the excise tax under Code Section 4999 on the amounts or benefits to be received from the Company and required to be included in the calculation of payments contingent on a change in control for purposes of Code Section 280G, the Company will pay to the executive an additional amount so that the executive will receive the full amount owed to him under his employment agreement, without regard to the excise tax or any other taxes imposed on the additional payment.

The following table provides estimates of the potential severance and other post-termination benefits the NEOs would receive assuming their respective employment was terminated as of December 31, 2009.

Name	Benefit	Termination upon Retirement, Disability or Death (1)(2) ($)	Resignation for Good Reason Prior to a Change in Control ($)	Termination without Cause Prior to a Change in Control ($)	Termination without Cause or Resignation for Good Reason after a Change in Control (2)(3) ($)

John Conway	Salary:		3,225,000	3,225,000	3,225,000
	Bonus:	1,236,250	4,945,000	4,945,000	8,505,400
	Accelerated Restricted Stock Vesting:	8,457,234			15,657,288
	Additional Health Care Benefits:	139,298			139,298
	Tax Gross-Up:				33,167,165

Timothy Donahue	Salary:			505,000	1,515,000
	Bonus:	404,000		404,000	1,937,960
	Accelerated Restricted Stock Vesting:	1,138,080			2,134,395
	Additional Health Care Benefits:	793,243			793,243
	Tax Gross-Up:				3,849,067

Christopher Homfray	Salary:			816,554	816,554
	Bonus:
	Accelerated Restricted Stock Vesting:	1,468,394			2,766,477
	Additional Health Care Benefits:
	Tax Gross-Up:

Raymond McGowan	Salary:			505,000	1,515,000
	Bonus:	404,000		404,000	2,111,128
	Accelerated Restricted Stock Vesting:	938,249			1,671,653
	Accelerated Stock Option Vesting: (4)				85,200
	Additional Health Care Benefits:	386,450			386,450
	Tax Gross-Up:				3,253,677

Jozef Salaerts	Salary:
	Bonus:
	Accelerated Restricted Stock Vesting:	442,841			781,904
	Additional Health Care Benefits:
	Tax Gross-Up:

(1)
The additional health care coverage set forth in this column relates to retirement. Coverage related to death or disability would be valued at $194,501 for Mr. Conway, $1,108,191 for Mr. Donahue and $568,858 for Mr. McGowan.

(2)
Accelerated restricted stock vesting amounts under this column include only the target number of performance shares that might be realized under restricted stock awards.  Rights to the performance shares are not forfeited at (i) termination for retirement, death or disability, (ii) resignation for Good Reason prior to a Change in Control or (iii) termination without Cause prior to a Change in Control and remain subject to attainment of the performance goal.  The potential payouts are based on performance and therefore are at risk. Performance shares vest upon a Change in Control.  For further details, refer to the Outstanding Equity Awards at Fiscal Year-End table above and Note P, “Stock-Based Compensation” to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(3)
In the event of a Change in Control, vested benefits under the Company’s Senior Executive Retirement Plan (see “Compensation Discussion and Analysis – Retirement Benefits”) will be distributed in a lump sum.  See “Pension Benefits” above.  Consequently, the Company has agreed to reimburse the NEOs for all taxes imposed on such lump sum payments and such reimbursement.  In addition, upon a Change in Control, NEOs may be subject to certain excise taxes under Code Section 4999, related to parachute payments under Code Section 280G.  The Company has agreed to reimburse the NEOs for those excise taxes as well as any income and excise taxes payable by the NEO as a result of any reimbursements for the Code Section 4999 excise taxes.  The amounts in the table are based on a Code Section 4999 excise tax rate of 20%, a federal income tax rate of 35%, a Medicare tax rate of 1.45% and a combined state and local tax rate of 4.07%.

(4)
The accelerated stock option vesting amount for Mr. McGowan represents the difference between the closing stock price of $25.58 at December 31, 2009 and the exercise price on the grant date, February 20, 2007, multiplied by the number of unvested shares subject to outstanding options as of December 31, 2009.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, is the independent auditor for the most recently completed fiscal year.  The Audit Committee has appointed PricewaterhouseCoopers LLP as independent auditors to audit and report on the Company’s financial statements for 2010.  PricewaterhouseCoopers LLP performs annual audits of the Company’s financial statements and assists the Company in the preparation of various tax returns around the world.  A representative or representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so.  Such representatives are also expected to be available to respond to questions raised orally at the Annual Meeting or submitted in writing to the Office of the Secretary of the Company before the Annual Meeting.

The Audit Committee reviewed the fees of PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2009 and December 31, 2008.  (1) Audit Fees totaled $5,987,000 and $6,881,000 for the years 2009 and 2008, respectively.  These fees were for professional services rendered for the audits of effectiveness of the internal control over financial reporting and consolidated financial statements of the Company, including the U.S. integrated financial statement and internal controls audit, statutory audits, issuance of comfort letters, consents and assistance with and review of documents filed with the SEC.  (2) Audit Related Fees totaled $106,000 and $130,000 for the years 2009 and 2008, respectively.  These fees were for the employee benefit plan audits and accounting consultations.  (3) Tax Fees totaled $1,727,000 and $1,196,000 for the years 2009 and 2008, respectively.  These fees were for services rendered for tax compliance, including the preparation of tax returns and claims for refunds.  (4) Tax Advisory Services totaled $720,000 and $534,000 for the years 2009 and 2008, respectively.  These fees were for tax planning and advice.  (5) All Other Fees totaled $56,000 and $22,000 for the years 2009 and 2008, respectively, and were for services rendered for assistance provided primarily to non-U.S. subsidiaries.  Certain 2008 fees for services related to the Company’s tax compliance had previously been reported as Tax Advisory Fees.  The Company believes, however, such fees are properly classified as Tax Fees, and accordingly the previously reported Tax Fees and Tax Advisory Services totals for the year 2008 have been revised.

All of the services described above were approved by the Audit Committee.  The Audit Committee also evaluated whether the non-audit fees paid to PricewaterhouseCoopers LLP are compatible with maintaining their independence as auditors.  Also, the Audit Committee considers the level of Audit and Audit Related fees in relation to all other fees paid to the independent auditors, and reviews such levels each year.  In carrying out this responsibility, the Audit Committee may obtain input from Company management on the general level of fees.  The Audit Committee pre-approves all audit and permitted non-audit services, and related fees, to be performed by its independent auditors.  In addition to the Audit Committee’s annual pre-approval, under the Audit Committee Charter, the Chairperson of the Audit Committee has the authority to review and approve other services that may arise during the year with proposed fees up to $100,000 per transaction and reports back any such approvals to the full Audit Committee.  Pursuant to this authority, during 2009 the Chairperson reviewed and approved services with fees totaling less than $76,000 in the aggregate.

AUDIT COMMITTEE REPORT

The Audit Committee provides assistance to the Board of Directors by its oversight of the financial accounting practices and the internal controls of the Company and represents the Board of Directors in connection with the services rendered by the Company’s independent auditors, who report directly to the Audit Committee.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with the Company’s management and its independent auditors the audited financial statements for the fiscal year ended December 31, 2009 and the Company’s system of internal controls and its effectiveness.  Management is responsible for the financial statements and the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles.  The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion as to whether the financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Company in accordance with generally accepted accounting principles in the United States.  PricewaterhouseCoopers LLP has informed the Audit Committee that they have given such an opinion with respect to the audited financial statements for the fiscal year ended December 31, 2009.

The Audit Committee discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Audit Committee from the independent auditors as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee regarding independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

This report is respectfully submitted by the members of the Audit Committee of the Board of Directors.

Jenne K. Britell, Chairperson
William G. Little
Thomas A. Ralph
Hugues du Rouret
William S. Urkiel

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as independent auditors to audit and report on the Company’s financial statements for 2010.

Although the submission to Shareholders of the appointment of PricewaterhouseCoopers LLP is not required by law or the Company’s By-Laws, the Audit Committee believes it is appropriate to submit this matter to Shareholders to allow a forum for Shareholders to express their views with regard to the Audit Committee’s selection.  In the event Shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, Executive Officers and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE.  Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the review of the copies of SEC forms received by the Company with respect to fiscal year 2009, or written representations from reporting persons, the Company believes that its Directors and Executive Officers have complied with all applicable filing requirements.

PROPOSALS OF SHAREHOLDERS

In order to be considered for inclusion in the Proxy Statement for the Company’s 2011 Annual Meeting of Shareholders, any Shareholder proposal intended to be presented at the meeting, in addition to meeting the shareholder eligibility and other requirements of the SEC rules governing such proposals, must be received in writing, via Certified Mail - Return Receipt Requested, by the Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, Pennsylvania 19154 not later than November 22, 2010.  In addition, the Company’s By-Laws currently provide that a Shareholder of record at the time that notice is given and who is entitled to vote at the meeting may bring business before the meeting or nominate a person for election to the Board of Directors if the Shareholder gives timely notice of such business or nomination.  To be timely, and subject to certain exceptions, notice in writing to the Secretary must be delivered or mailed, via Certified Mail-Return Receipt Requested, and received at the above address not less than 120 days, which is November 22, 2010, nor more than 150 days, which is October 23, 2010, prior to the first anniversary of the date on which the Company’s Proxy Statement for its previous Annual Meeting of Shareholders was first released to Shareholders.  The notice must describe various matters regarding the nominee or proposed business.  Any Shareholder desiring a copy of the Company’s By-Laws will be furnished one copy without charge upon written request to the Secretary.

INTERNET AVAILABILITY OF PROXY MATERIALS

Copies of the following materials have been made available at http://investors.crowncork.com/phoenix.zhtml?c=85121&p=proxy

•	this Proxy Statement,

•	the Proxy Card relating to the Annual Meeting of Shareholders and

•	the Annual Report to Shareholders.

Information included on the Company’s website, other than this Proxy Statement, the Proxy Card relating to the Annual Meeting of Shareholders and the Annual Report to Shareholders, is not part of the proxy soliciting materials.

OTHER MATTERS

The Board of Directors knows of no other matter that may be presented for Shareholders’ action at the Annual Meeting, but if other matters do properly come before the Annual Meeting, or if any of the persons named above to serve as Directors are unable or decline to serve, it is intended that the persons named in the Proxy or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

The Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 with the SEC on March 1, 2010.  A copy of the Annual Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, may be obtained without charge by any Shareholder.  Requests for copies of the Annual Report should be sent to: Investor Relations Department, Crown Holdings, Inc., One Crown Way, Philadelphia, Pennsylvania 19154.

WILLIAM T. GALLAGHER
Senior Vice President, Secretary
& General Counsel

Philadelphia, Pennsylvania 19154
March 22, 2010

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/cck
Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 27, 2010.
PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 27, 2010.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
Voting your Proxy by Internet or Telephone
• Please have your Proxy Card and the last four digits of your Social Security Number or Tax Identification Number available.
• You do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of :	01 Jenne K. Britell	05 Hans J. Löliger	08 Alan W. Rutherford	□ Vote FOR	□ Vote WITHHELD
directors	02 John W. Conway	06 Thomas A. Ralph	09 Jim L. Turner	all nominees	from all nominees
	03 Arnold W. Donald	07 Hugues du Rouret	10 William S. Urkiel	(except as marked)
04 William G. Little

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.  To ratify the appointment of independent auditors for the fiscal year ending

December 31, 2010, which the Board of Directors unanimously recommends.	□	For	□	Against	□	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

Address Change? Mark Box  □

Indicate changes below:

Date ____________________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CROWN HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 28, 2010
9:30 a.m.

Crown Holdings, Inc.
One Crown Way
Philadelphia, PA 19154-4599

Copies of the following materials are available at
http://investors.crowncork.com/phoenix.zhtml?c=85121&p=proxy

• the Proxy Statement relating to the Annual Meeting of Shareholders,
• this Proxy Card and
• the Annual Report to Shareholders

Crown Holdings, Inc. One Crown Way Philadelphia, PA 19154-4599	PROXY

Proxy for Annual Meeting of Shareholders to be held on April 28, 2010

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints John W. Conway, Timothy J. Donahue and William T. Gallagher as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of stock of Crown Holdings, Inc. held of record by the undersigned on March 9, 2010 at the Annual Meeting of Shareholders to be held at One Crown Way, Philadelphia, Pennsylvania on April 28, 2010 at 9:30 a.m., or any adjournments thereof, for the items shown on the reverse side and, in the discretion of the Proxies, in any other matter that may properly come before the meeting or any adjournments thereof.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card or you elect to vote your shares electronically by telephone or via the Internet.

See reverse for voting instructions.